UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2005

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

(571) 382-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

On December 14, 2005, the Registrant issued a press release announcing the expected restatement of its previously issued financial statements for the fiscal years ended September 30, 2002, 2003 and 2004 and for the associated fiscal quarters as needed. The press release also announced preliminary financial results for both the fiscal quarter and the fiscal year ended September 30, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference. See Item 4.02 below for further discussion relating to the expected restatement.

The information in this Item 2.02 and Item 9.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 12, 2005, the Audit Committee of the Registrant’s Board of Directors agreed with recommendations from senior management and concluded that the Registrant’s previously issued financial statements for the fiscal years ended September 30, 2002, 2003 and 2004 (and for the associated fiscal quarters as needed) would likely be restated, and accordingly should no longer be relied upon.

While preparing its financial statements for the fiscal year ended September 30, 2005, the Registrant discovered a number of errors, including its accounting for (1) net accounts receivable relating to a payment processing operation; (2) certain accruals and reserves; and (3) certain notes receivable. As a result, the Registrant expects that a restatement of its financial statements for the fiscal years ended September 30, 2002, 2003 and 2004 will be required, and for the associated fiscal quarters as needed. The Registrant currently expects these restatements primarily to reflect:

•	The write-off of net accounts receivable originally recorded on the Registrant’s balance sheets for these periods relating to one of its payment processing operations. This change is necessary to reflect proper accounting for amounts owed to the Registrant as a result of both (1) insufficient-funds checks received by the Registrant from child-support payers, and (2) over-payments made by the Registrant. The Registrant is not able at this time to quantify the amount of the expected restatements for this issue.

•	The recording of an accrual for sales commission expense on the Registrant’s September 30, 2004 and December 31, 2004 statements of operations. The effect of this change is expected to increase selling and marketing expense for the fiscal year ended September 30, 2004 and the first quarter of fiscal 2005, which ended December 31, 2004, by approximately $225,000 and $99,000, respectively, and to reduce selling and marketing expense for the quarter ended March 31, 2005 by approximately $324,000. These adjustments are expected to reduce diluted earnings per share by $0.01 for fiscal year 2004, but are not expected to materially impact the quarter ended December 31, 2004. These adjustments would increase diluted earnings per share by $0.01 for the quarter ended March 31, 2005.

•	The correction of the amounts shown as due to the Registrant under its notes and accrued interest receivable from related parties and notes receivable from shareholders on its balance sheets for the relevant periods and the reduction of the related interest income shown on its relevant statements of operations. These adjustments are expected to result in the reclassification of $378,000 of notes previously classified as assets to shareholders equity for all reported periods, which will have the effect of reducing both assets and shareholders equity by that amount. In addition, the Registrant believes that the adjustments will result in a cumulative downward adjustment of approximately $150,000 of accumulated interest income reported in its retained earnings in the periods noted above.

The Registrant’s review of its accounting practices is ongoing. Once it has completed its review, it may conclude that additional changes to its financial statements for these periods are appropriate, that the proper adjustments are different in amount or type from those summarized above, or that changes are necessary to financial statements for other periods.

The Registrant’s senior management has discussed the matters disclosed in this current report on Form 8–K with McGladrey & Pullen LLP, the Registrant’s independent accountants for the year ended September 30, 2005, and PricewaterhouseCoopers LLP, the Registrant’s independent accountants for prior periods.

Item 8.01 Other Events

The expected restatements and the delayed availability of the Registrant’s financial statements for the fiscal year ended September 30, 2005 may constitute events of default under the Credit and Security Agreement, dated January 29, 2003 among the Registrant, City National Bank and the Registrant’s subsidiary, Official Payments Corporation, as amended to date. As of September 30, 2005, the Registrant has outstanding letters of credit under this facility totaling $1.3 million. The Registrant will communicate with City National Bank to seek a waiver of the default, but there can be no assurance that City National Bank will grant a waiver.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/s/ David E. Fountain
Name:	David E. Fountain
Title:	Chief Financial Officer

Date: December 14, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 14, 2005